Exhibit 10.03

Joint

Employment Agreement

and

Managing Director Service Contract

Effective as of September 9, 2009 (the “Effective Date”)

Between

Versant Corporation,

a California corporation

with offices at 255 Shoreline Drive, Suite # 450, Redwood City, California, 94065 USA

(hereinafter “Versant”), and

Versant GmbH,

a German corporation that is a subsidiary of Versant,

with offices at Wiesenkamp 22b 22359, Hamburg, Germany

(hereinafter “Versant Germany”),

on the one hand,

and

Mr. Jochen Witte

Buchenstieg 13b

22359 Hamburg

(hereinafter “Witte”, “Employee” or “Managing Director”, as applicable),

on the other hand.

Preamble and Recitals

Witte is currently the President and Chief Executive Officer of Versant and also currently serves as Managing Director of Versant Germany.  The Parties desire to set forth in this Agreement the terms and conditions on which Witte will serve as (i) an officer and employee of Versant and (ii) Managing Director of Versant Germany.  References herein to “Employee” refer to Witte in his capacity as Chief Executive Officer and an employee of Versant and references herein to “Managing Director” refer to Witte in his capacity as Managing Director of Versant Germany.

PART A:

Employment With Versant

Employee’s employment with Versant shall be subject to and governed by the provisions of this Part A and, as applicable, Part C of this Agreement:

§ 1A:      Employment; Duties.  Subject to the terms and conditions of this Agreement, Versant hereby employs Employee, and Employee hereby accepts employment, as Versant’s Chief Executive Officer and President, reporting to Versant’s Board of Directors (the “Versant Board”), and Employee agrees that, in that capacity, Employee shall be an “exempt” employee within the meaning of California law.  Employee shall perform his services as Versant’s Chief Executive Officer and President subject to the supervision and direction of the Versant Board (or any committee thereof) and shall have such responsibilities, duties and authority as are consistent with those offices. In addition, Employee shall have such other duties as the Versant Board may direct and may be asked to hold additional management positions within the Versant group of companies without additional compensation (except for the compensation paid to Employee for his service as Managing Director of Versant Germany, which shall be as provided in Part B of this Agreement).  During Employee’s employment with Versant, Employee shall not engage in any business activities outside those of Versant and the Versant group of companies.

§ 2A:      Compensation.  As his sole and exclusive compensation for Employee’s services as Versant’s Chief Executive Officer and President, Employee will, subject to the terms of this Agreement, receive the following compensation from Versant:

(1)   Bonus Program.

(a)   Existing Fiscal 2009 Bonus Program.  The parties acknowledge that, as of the Effective Date of this Agreement, Employee is currently participating in a Versant bonus program for Versant’s fiscal year ending October 31, 2009 (“Fiscal 2009”), the terms and conditions of which are summarized on Versant’s Report on Form 8-K dated December 17, 2008 and filed with the U.S. Securities and Exchange Commission (the “FY 2009 Bonus Program”).  Versant and Employee agree that, for services provided by Employee to Versant in Fiscal 2009, Employee will participate in the FY 2009 Bonus Program in accordance with, and subject to, the existing terms and conditions of the FY 2009 Bonus Program, and also subject to the terms of this Agreement.

(b)   Subsequent Bonus Programs After Fiscal 2009.  For so long as Employee continues to serve as Versant’s Chief Executive Officer and this Agreement is in effect, for each fiscal year of Versant beginning after Fiscal 2009, the Versant Board and/or the Compensation Committee of the Versant Board (“Versant Compensation Committee”) shall adopt a contingent incentive bonus program for Employee on such terms and conditions as the Versant Board and/or the Versant Compensation Committee shall determine in its sole discretion; provided that the total Target Bonus for each such contingent incentive bonus program for each fiscal year of Versant beginning after Fiscal 2009 shall be not less than US$240,000.  As used herein, the term “Target Bonus” shall mean (with reference to each such contingent incentive bonus program), the total cash payment that would be payable to Employee under the terms of such contingent incentive bonus program upon the successful achievement of each of the outcomes, results or other metrics that are designated as the

“target” outcomes, results or other metrics under such contingent incentive bonus program by the Versant Compensation Committee.

(c)   Effect of Termination.  If Employee ceases to be employed as Versant’s Chief Executive Officer for any reason, then the effect of such termination on Employee’s rights to be paid  under (i) the FY 2009 Bonus Program or (ii) under any subsequent Versant bonus program described in §2A(1)(b) shall each be governed by the applicable provisions of §3A below.

(2)   Potential Future Stock Option Grants.  For so long as Employee continues to serve as Versant’s Chief Executive Officer and this Agreement is in effect, on an annual basis for each fiscal year of Versant beginning after Fiscal 2009 during which Employee is Versant’s Chief Executive Officer, the Versant Board and/or the Versant Compensation Committee shall review and consider the appropriateness of granting Employee an additional option to purchase shares of Versant Common Stock (a “Versant Stock Option”) in such amounts and on such terms and conditions (including without limitation vesting terms and conditions) as the Versant Board and/or the Versant Compensation Committee shall determine in its sole discretion; except that the vesting of any such Versant Stock Option will be subject to potential acceleration as provided in §3A(2)(a)(ii) or §3A(4) below; provided however, that nothing herein shall obligate Versant, the Versant Board or the Versant Compensation Committee to grant Employee (i) any additional Versant Stock Option or any other option to purchase shares of Versant’s stock or other securities of Versant or its affiliates or (ii) or any award of stock or other securities of Versant or any company in the Versant group of companies.

§ 3A:      Employment At Will; Effect of Termination.

(1)   Right of Termination; At Will Employment.  Employee’s employment by Versant is and shall be “at will” and can be terminated by either Employee or by Versant at any time with or without Cause (as defined in Part C below) in accordance with the provisions of §1C.

(2)   Effects of a Termination Without Cause.  If Employee’s employment as Chief Executive Officer of Versant is involuntarily terminated by Versant (or by a successor to Versant) in a Termination Without Cause (as defined in Part C below) then, the following provisions of this §3A(2) shall apply:

(a)   Effect of Termination Without Cause on Employee’s Stock Options.

(i)            Generally  Upon a Termination Without Cause the vesting of Employee’s right to exercise all Employee’s then outstanding options to purchase shares of Versant stock (“Versant Options”) will then accelerate by twelve (12) months of vesting based on the then-effective vesting schedules of such Versant Options (i.e. such Versant Options will become vested and exercisable to the same extent that (but for this paragraph) such Versant Options would have been vested and exercisable by their terms on the date that is (12) months after Employee’s Termination Without Cause (the “Vesting Extension Date”) if Employee had been continuously employed by Versant at all times through and including the Vesting Extension Date; provided however, that notwithstanding the foregoing, Employee will not be entitled to such acceleration of the vesting of Employee’s Versant Stock Options unless Employee has first executed and delivered to Versant the Release (as that term is defined in §4B(2)).  For purposes of this Section 3(A)(2)(a)(i) the Release is required to be executed and delivered by Employee to Versant not later than sixty (60) days following Employee’s Termination Without Cause and Versant will provide the Release to Employee on a timely basis consistent with this provision to enable Employee to so execute and deliver the Release.

(ii)           Special Vesting Acceleration Provisions.  Notwithstanding the provisions of §3A(2)(a)(i) above, if Employee’s Termination Without Cause occurs within the twelve (12) month period immediately following the consummation of the first Change of Control (as defined in §1C) occurring after the Effective Date of this Agreement, then the vesting of all then outstanding and unvested Versant Stock Options or other unvested equity awards of Versant held by Employee as of immediately prior to the consummation of such Change of Control will accelerate in full so that such Versant Stock Options or other unvested equity awards shall then become exercisable in full; provided however, that notwithstanding the foregoing, Employee will not be entitled to such acceleration of the vesting of Employee’s Versant Stock Options unless Employee has first executed and delivered to Versant the Release (as that term is defined in §4B(2)).  For purposes of this Section 3A(2)(a)(ii) the Release is required to be executed and delivered by Employee to Versant not later than sixty (60) days following Employee’s Termination Without Cause and Versant will provide the Release to Employee on a timely basis consistent with this provision to enable Employee to so execute and deliver the Release.

(iii)          No Other Change.  Except as expressly provided in this §3A(2) or in §3A(4), nothing herein will alter or modify the terms of any Versant Options held by Employee.

(b)   Effect of Termination Without Cause on Bonus Programs.  Upon a Termination Without Cause, Employee shall not be entitled to be paid any bonus or other payment under any bonus program established by Versant for Employee pursuant to this Agreement or otherwise except and only to the extent that (i) such bonus had already been fully earned by Employee under the terms and conditions of the then applicable bonus program as of the date of Employee’s Termination Without Cause and (ii) such bonus had not previously been paid to Employee; provided however, that nothing in this §3A(2)(b) shall prevent Witte, in his capacity as Managing Director, from being paid any severance payment required to be paid to him in accordance with the terms of §4B(2) of this Agreement.

(c)   No Severance.  Employee will not be entitled to any severance payment or any salary continuation or similar payment from Versant upon a Termination Without Cause; provided however, that nothing in this §3A(2)(c) shall prevent Witte, in his capacity as Managing Director, from being paid any severance payment required to be paid to him in accordance with the terms of §4B(2) of this Agreement.

(d)   No Other Compensation.  Except as otherwise expressly provided in this §3A(2), Versant shall have no other obligation to pay or provide Employee with any other payment, compensation or benefit of any kind due to a Termination Without Cause; provided however, that nothing in this §3(A)(2)(d) shall prevent Witte, in his capacity as Managing Director, from being paid any severance payment required to be paid in accordance with the terms of §4B(2) of this Agreement or affect the terms of §8B.

(3)   Effects of Termination Other Than a Termination Without Cause.  If Employee’s employment with Versant is terminated for any reason other than a Termination Without Cause (including without limitation if Employee’s employment is (i) terminated in a Termination for Cause (as defined in Part C), (ii) terminated due to Employee’s death, (iii) terminated in a Voluntary Termination (as defined in Part C) or (iv) terminated in a Termination for Good Reason (as defined in Part C)), then in such event:

(a)   there shall be no acceleration of vesting of any of Employee’s Versant Options (except to the extent otherwise expressly provided below in §3A(4) with respect to a Qualified Termination for Good Reason in the circumstances expressly described in §3A(4));

(b)   Employee shall not be entitled to be paid any bonus under any bonus program established by Versant for Employee pursuant to this Agreement except and only to the extent that (i) such bonus had already been fully earned by Employee under the terms and conditions of the applicable bonus program as of the date of Employee’s termination, and (ii) such bonus had not previously been paid to Employee; and

(c)   Employee will not be entitled to any severance payment or any salary continuation from Versant or any other payment, compensation or benefit of any kind; provided however, that nothing in this §3(A)(3)(c) is intended to conflict with §8B of this Agreement.

(4)           Option Vesting Acceleration Upon Qualified Termination for Good Reason.  Notwithstanding the provisions of §3A(3) above, if within the twelve (12) month period immediately following the consummation of the first Change of Control occurring after the Effective Date of this Agreement, Employee terminates Employee’s employment with Versant in a Termination for Good Reason, then the vesting of all then outstanding and unvested Versant Stock Options or other unvested equity awards granted by Versant to Employee prior to the consummation of such Change of Control shall accelerate in full so that such Versant Stock Options or other unvested equity awards shall then become exercisable in full; provided however, that notwithstanding the foregoing, Employee will not be entitled to such acceleration of the vesting of Employee’s Versant Stock Options unless Employee has first executed and delivered to Versant a written general release of claims in customary form acceptable to Versant and Versant Germany releasing Versant, Versant Germany and all their respective subsidiaries, affiliates, officers, directors and personnel from any and all claims or causes of action that Managing Director may have or hold.  For purposes of this Section 3A(4) such release is required to be executed and delivered by Employee to Versant not later than sixty (60) days following Employee’s Termination for Good Reason and Versant will provide the release to Employee on a timely basis consistent with this provision to enable Employee to so execute and deliver the Release.  Except as expressly provided in this §3A(4) or in §3A(2), nothing herein will alter or modify the terms of any Versant Options held by Employee.

(5)   No Severance.  Upon termination of Employee’s employment with Versant for any reason (whether such termination is a Termination Without Cause, a Termination for Cause, a Voluntary Termination, a Termination for Good Reason or a termination due to Employee’s death), Employee will not be entitled to any severance payment or any salary continuation or similar payment from Versant or any other payment or compensation of any kind whatsoever.  However, nothing in this §3A(5) is intended to alter or affect the provisions of §4B(2) or §8B of this Agreement.

§ 4A:      Intellectual Property / Confidentiality.  Employee has previously entered into, and shall continue to be bound and obligated by, Versant’s Employee Invention Assignment and Confidentiality Agreement, a copy of which is attached hereto as Annex 1 (the “Invention Assignment and Confidentiality Agreement”).

PART B:

Managing Director Service Contract with Versant Germany

Managing Director’s employment as the Managing Director of Versant Germany shall be subject to and governed by the provisions of this Part B and, as applicable, Part C of this Agreement:

§ 1B:      Position and Tasks.

(1)   Subject to the terms and conditions of this Agreement, Versant Germany hereby employs Managing Director, and Managing Director hereby accepts employment, as Versant Germany’s Managing Director.  The Managing Director of Versant Germany is responsible for the European operations of Versant and its subsidiaries. At the discretion of the shareholder assembly of Versant Germany the Managing Director may be asked to hold additional management positions inside the Versant group without additional compensation (other than the position of Chief Executive Officer and President of Versant, which shall be compensated for as provided in Part A of this Agreement).

(2)   The Managing Director shall conduct the business of Versant Germany conscientiously with the care of a proper businessman and shall exercise in a responsible manner the duties assigned to him by the law, Versant Germany’s articles of association, contract and where necessary general codes of practice and rules of procedure. In particular, Managing Director shall also obey the basic principles of Versant Germany’s business plan.

(3)   The Managing Director’s main activity as the Managing Director of Versant Germany comprises the responsible management and supervision of Versant Germany (including the initiation, co-ordination and execution of all procedures).

(4)   The Managing Director may not appoint any additional Managing Directors of Versant Germany.  Additional Managing Directors of Versant Germany may be appointed only with the prior approval of Versant (given with the approval of the Versant Board) as the sole shareholder of Versant Germany (the “Shareholder”).

§ 2B:      Shareholder Resolutions.

(1)   The Managing Director is bound by the resolutions of the Shareholder adopted at a Shareholders’ Meeting. In particular, actions taken by the Shareholder at a Shareholders’ Meeting can define general guidelines regarding the conduct of business transactions.  Moreover, through the Shareholders’ Meeting the Shareholder can issue binding rules of procedure defining the demarcation of the areas of activity of the Managing Director.

(2)   Subject to further instructions provided by the Shareholder at a Shareholders’ Meeting, the Managing Director shall require the prior approval of Shareholder at a Shareholders’ Meeting for all activities going above and beyond Versant Germany’s ordinary scope of business activities.

(3)   Consent of the Shareholder can already be granted in advance, including for individual groups of transactions.  Specific inclusion of a particular matter in the annual budget for Versant Germany approved by the Shareholder shall count as the Shareholder’s consent to such matter, unless a reservation was attached to its adoption in this respect.

(4)   All consents and approvals of the Shareholder described in this §2B mean such consents and approvals of the Shareholder as are approved by the Versant Board.

§ 3B:      Power of Representation.

(1)   The Managing Director represents Versant Germany (alongside the other Managing Directors, if any are appointed by the Shareholder) legally and extrajudicially in accordance with the conditions of his appointment and Versant Germany’s articles of association.

(2)   The Managing Director shall obey the restrictions imposed on him by this Agreement, Versant Germany’s articles of association, the law, an instruction or a resolution by the Shareholder approved or adopted at any Shareholders’ Meeting.

§ 4B:      Termination; Effect of Termination

(1)   Right of Termination.  Managing Director’s service and employment as Managing Director can be terminated with or without Cause as provided in §1C.

(2)   Effect of Termination Without Cause; Severance.  Subject to the provisions of this §4B(2), in case of a Termination Without Cause of Managing Director by Versant Germany and Versant, Managing Director will be entitled to receive a cash severance payment (the “Severance Payment”) which shall be equal to the sum of:

(a)   the amount of Managing Director’s then effective annual Base Salary from Versant Germany as provided in (and defined in) §5B(1) below (for clarification, as of the Effective Date the amount of such Base Salary is EUR 216.000 - gross); plus

(b)   an amount equal to all payments that were actually paid by Versant to Managing Director (in his capacity as an employee of Versant) pursuant to a contingent incentive bonus program as provided in §2A(1) of Part A above during the four (4) successive completed fiscal quarters of Versant (i.e. Versant’s reporting fiscal quarters) ended immediately preceding the date of such Termination Without Cause; provided, that if the payments paid by Versant to Witte pursuant to the contingent incentive bonus program referred to above in this subparagraph (b) were paid in United States Dollars (the amount of such payments, the “US Dollar-Denominated Amount”), then the amount of the Severance Payment described in this paragraph (b) shall be paid in an amount of Euros determined by converting the US Dollar-Denominated Amount into Euros at  the US Dollar/Euro exchange rate in effect on the effective date of the Termination Without Cause.

The Severance Payment will be due and payable to Managing Director in a single lump sum payment that will be due and payable to Managing Director within one (1) month after the date of the Termination Without Cause of Managing Director.  Notwithstanding the foregoing, Managing Director will not be entitled to receive any part of the Severance Payment unless and until Managing Director has first executed and delivered to Versant and Versant Germany a written general release of claims in customary form acceptable to Versant and Versant Germany releasing Versant, Versant Germany and all their respective subsidiaries, affiliates, officers, directors and personnel from any and all claims or causes of action that Managing Director may have or hold (the “Release”).  The Release is required to be executed and delivered by Managing Director to Versant and Versant Germany not later than sixty (60) days following the Termination Without Cause of Managing Director and Versant or Versant Germany will provide the release to Managing Director on a timely basis consistent with this provision to enable Managing Director to so execute and deliver the Release.  Except for the Severance Payment and except as otherwise expressly provided in Part B of this Agreement, Versant Germany shall have no other obligation to pay or provide Managing Director with any other payment or compensation of any kind, or to otherwise provide Managing Director with any benefit, due to a Termination Without Cause; provided however, that nothing in this §4B(2) is intended to conflict with the provisions of §3A(2) of this Agreement.

If Managing Director is terminated in a Termination Without Cause and the Severance Payment is payable, then the Severance Payment shall be considered to include sufficient compensation and consideration for Witte’s covenants and obligations under §4B(5) (Non Competition Covenant).

(3)   Effect of Termination Other Than a Termination Without Cause.  For the avoidance of doubt, the parties acknowledge and agree that, if Managing Director’s employment with Versant Germany is terminated (i) upon a Termination for Cause (as defined in Part C), (ii) as a result of a Voluntary Termination (as defined in Part C), (iii) as a result of a Termination for Good Reason (as defined in Part C), (iii) due to Managing Director’s death, or for any reason other than a Termination Without Cause, then such termination shall not be a Termination Without Cause and in such event Managing Director will not be entitled to the Severance Payment, any other severance or similar payment of any kind or any salary continuation from Versant or any other payment, compensation or benefit of any kind whatsoever except as may be otherwise expressly provided in §8(B)).

(4)   Shareholder’s Right of Revocation.  The Managing Director’s appointment as Managing Director of Versant Germany can be revoked at any time by the Shareholder at any Shareholders’ Meeting, notwithstanding any rights of Managing Director to compensation pursuant to this Agreement.

(5)   Non-Competition Covenant.  Subject to the following provisions of this §4B(5), for a period of one (1) year after the date of (i) a Voluntary Termination or Termination for Good Reason by Managing Director of his employment with Versant Germany, (ii) a Termination Without Cause, (iii) a Termination for Cause or (iv) any other termination of Witte’s employment with Versant and Versant Germany other than due to Witte’s death (such one (1) year period being hereinafter referred to as the “Non-Competition Period”), Witte shall not, directly or indirectly, engage in any Competitive Activities (as defined below) with, or for the direct or indirect benefit of, any of the companies or businesses listed in Annex 2 attached hereto or any of their affiliates or successors-in-interest.  In consideration of the foregoing covenant, if Witte’s employment is terminated by Versant and Versant Germany other than in a Termination Without Cause, then during the Non-Competition Period Versant Germany shall pay to Witte a monthly payment equal to fifty percent (50%) of Managing Director’s monthly Base Salary (as defined in §5B below) in effect on the date of termination of his employment (such payment hereinafter referred to as the “Special Non-Competition Compensation”); but if Witte’s employment is terminated in a Termination Without Cause, then Witte shall not be entitled to receive any Special Non-Competition Compensation and the Severance Payment payable to Witte as a result of such Termination Without Cause under §4B(2) shall include the consideration for Witte’s obligations and covenants under this §4B(5).  As used herein, the term “Competitive Activities” shall mean (i) providing services, whether as an employee, officer, director, independent contractor, freelancer, consultant, advisor to, or other service provider, whether such services are rendered for any compensation or are provided free of charge, or (ii) or investing or lending money to a third party.  Versant and Versant Germany may waive this Non-Competition Covenant at any time, in which case Managing Director’s right to receive Non-Competition Compensation will cease to exist and terminate three (3) months after receipt of the waiver from Versant and Versant Germany.  If Managing Director breaches this obligation not to compete, then Versant and Versant Germany shall be immediately released of all further obligation to pay Managing Director any unpaid Non-Competition Compensation that would otherwise be payable to Managing Director and, in addition, can claim a contractual fine for each case of a breach in the amount of one (1) month of Managing Director’s last Base Salary, in addition to seeking an injunction against such breach by Managing Director.  In case of a permanent breach this fine is due again for each commenced month of a breach.  Any further claims, including claims for cease-and-desist and for damages, shall not be affected hereby.

§ 5B:      Compensation.

As his sole and exclusive compensation for Managing Director’s services as Versant Germany’s Managing Director, Managing Director will receive the following compensation from Versant Germany, Managing Director shall receive the compensation and benefits described in this §5B and in §§6B, 7B and 8B of this Part B:

(1)   Managing Director shall receive from Versant Germany an annual fixed gross salary at the annual rate of EUR 216.000. - gross (“Base Salary”) as compensation for his work for Versant Germany, which shall be payable in 12 equal instalments of EUR 18.000. - gross (Monthly Gross Salary) less statutory deductions at the end of each calendar month. If a contract year is shorter than the calendar year, the compensation shall be paid pro rata temporis.

(2)   No employer’s pension commitment exists.

(3)   The compensation of Managing Director payable under this Part B is the settlement for the entire activity by the Managing Director as Managing Director of Versant Germany, in particular where necessary also that for subsidiaries, part-owned or other companies of the Versant group (other than Versant itself as provided in Part A hereof) or on Sundays and public holidays. Insofar as the Managing Director receives compensation for such activities directly from the companies involved, these shall be off-set against the compensation according to this agreement, except as expressly agreed otherwise.

§ 6B:      Other Benefits.

(1)   Versant Germany will provide the Managing Director with a company car with a monthly lease rate up to EUR 800,- net. An upgrading shall be financed by the Managing Director. A downgrading shall be taken into account as gross motor vehicle compensation in the monthly salary statement. The Managing Director is entitled to use the company car for private purposes. According to German tax regulations, as in force from time to time, the private use is taxable as compensation in kind, which shall be taken into consideration for the payroll. Otherwise, the motor vehicle guidelines of the Versant Germany shall apply in their respectively applicable version. Upon termination of the employment, the Managing Director shall return the company car immediately.

(2)   Versant Germany will reimburse the Managing Director for proved travel expenses and other expenditure which became necessary in the interest of the Versant Germany or its affiliates in accordance with guidelines of Versant Germany or Versant in force from time to time and German tax regulations in force from time to time.

(3)   The Managing Director is entitled to a life insurance benefit with a monthly premium up to EUR 130, - net.

(4)   Versant Germany shall insure the Managing Director against accident to the usual and appropriate amount.

§ 7B:      Vacation.

(1)   The Managing Director is entitled to an annual vacation of twenty-eight (28) working days.

(2)   The Managing Director shall agree with the other managing directors (if any) on the time of his vacation reasonably in advance. This shall also apply for the grant of extra vacation for exceptional circumstances (e.g. death of close relatives).

(3)   The vacation entitlement for each calendar year expires at the latest on 31st March of the following calendar year. There is no compensation for vacation days that are not taken.

§ 8B:      Sickness/Death/Accident.

(1)   The Managing Director shall promptly notify Versant Germany and its parent Versant about sickness, if any, and, in case the sickness lasts more than three days, submit a medical certificate attesting to his inability to work and the probable length thereof.

(2)   In the event of temporary illness or other impediment for which he is not to blame, the monthly Base Salary (§5B(1)) will continue to be paid for a period ending on the earlier of (i) six (6) months or (ii) termination of Managing Director’s employment.

(3)   Any benefits from third parties, for example based on legal liability claims or sickness insurances, shall be off-set against Versant Germany’s obligations to pay the Managing Director hereunder to the extent that, as a result of these benefits from third parties and Versant Germany’s performances, the net earnings the Managing Director would have had according to §5B(1) if he had not been unable to work, are exceeded.

(4)   If the Managing Director dies while employed as Managing Director then, if applicable, his widow and his legitimate children (provided that the latter have not yet completed the 25th year of their life and are still in professional training), shall as joint creditors be entitled to the continuation of the monthly Base Salary (§5B(1)) for the month of death and for the six (6) following months and the provisions of §8B(3) above will apply accordingly to such payments.

§ 9B:      Duties and Secondary Activities.

(1)   Except for Managing Director’s duties as an officer of Versant as provided in Part A hereof, Managing Director shall put his entire working efforts and their results as well as the whole of his experience and knowledge at the sole disposal of Versant Germany. The working hours are governed by the duties arising and amount to at least 40 hours per week.

(2)   Every other employment of Managing Director aimed at earning income requires the prior written consent of Versant Germany’s shareholder(s) given at a Shareholders’ Meeting.  The Managing Director undertakes an obligation to give Versant and Versant Germany advance written notice of every secondary employment that may actually or possibly require permission. Under no circumstance shall the Managing Director during the term of his employment engage himself in any Competitive Activities (as defined in §4B(5) above) for any enterprise that (i) is primarily engaged in database management or (ii) is primarily engaged in any other areas that Versant Germany or any of its parent or affiliated companies has derived more than five percent (5%) of its gross revenue within the prior 12 month period.

(3)   The written consent of the Shareholder at a Shareholders’ Meeting is also required in order for Managing Director to undertake honorary offices that cause a not inconsiderable expenditure of work, as well as for appointments to a supervisory board, association committee or similar institution. The same also applies to a scientific, authorship, consultancy or similar activity.

(4)   The Shareholders’ Meeting is permitted to refuse or, as is possible at any time, revoke its consent to a notified secondary activity only if the secondary activity involved, in itself or in conjunction with other secondary activities, gives reason to fear an impairment of the Managing Director’s activity for Versant Germany or Versant Germany’s other needs or involves any Competitive Activities.

(5)   On the termination of this service relationship and/or at the time release is given in the case of premature release, the Managing Director shall, in response to a resolution by the Shareholders’ Meeting, give up all appointments he undertook and/or carried out on the basis of his activity or in relation to his activity in Versant Germany.

§ 10B:  Confidentiality/Return of Documents.

(1)   Managing Director acknowledges and agrees that he shall be bound and obligated by his Invention Assignment and Confidentiality Agreement (as defined in §4A) with Versant, which shall survive any termination of Managing Director’s employment or services to Versant Germany as Managing Director or otherwise.  Accordingly the following obligations of Managing Director in this §10B and in §11B below shall be in addition to (and not in lieu of) Managing Director’s’ duties and obligations under the Invention Assignment and Confidentiality Agreement.  In the event of any conflict or inconsistency between the terms of Managing Director’s Invention Assignment and Confidentiality Agreement with Versant and the following provisions of this §10B and of §11B below, such terms shall be construed to provide Versant, Versant Germany and their respective subsidiaries and affiliates the maximum possible rights and protections:

(2)   The Managing Director shall, during the period of employment with Versant Germany or at any time thereafter, strictly keep confidential any confidential information concerning the business, contractual arrangements, deals, transactions or particular affairs of Versant Germany or its affiliates, and will not utilise any such information for his own benefit or for the benefit of others.

(3)   Publications and lectures concerning the scope of business of Versant Germany or its affiliates shall require the prior consent of the shareholder(s) of Versant Germany at a Shareholders’ Meeting. They constitute intellectual property of Versant Germany or its affiliates.

(4)   During his employment, upon request of Versant Germany, without request at the latest upon his resignation from Versant Germany and/or at the time release is given in the case of release at an earlier time, the Managing Director shall return to Versant Germany all files and other documents concerning the business of Versant Germany and its affiliates in his possession or open to his access, specifically all designs, customer and price lists, printed material, documents, sketches, notes, drafts - as well as copies thereof — regardless whether or not the same were originally furnished by Versant Germany or by its affiliates. The Managing Director is not entitled to exercise any right of retention or possession with respect to any of such items.

§ 11B:  Copyright and Other Intellectual Property Rights, Inventions.

(1)   It is acknowledged and agreed by Versant Germany and Managing Director that, except as expressly provided below in §11B(2), the Invention Assignment and Confidentiality Agreement between Managing Director and Versant shall apply to and exclusively govern the assignment of any inventions, trade secrets and intellectual property rights or other similar property Managing Director to Versant during his employment with Versant Germany or Versant.

(2)   To the extent that any assignment by Managing Director to Versant of any invention, trade secret, intellectual property right or other similar property pursuant to the Invention Assignment and Confidentiality Agreement is not permitted or is restricted or limited under German law or is otherwise not covered or accomplished by the Invention Assignment and Confidentiality Agreement, the Managing Director hereby assigns to Versant Germany the exclusive right of use and exploitation, unrestricted in time, territory and content, of all work output which is capable of copyright protection or of protection under trademark, registered design and/or utility model or any other intellectual property rights, which the Managing Director produces during the period of his employment, during his working hours or outside of his working hours, insofar as they relate to his service duties under this agreement. The assignment of the use and exploitation rights includes the authorisation to further revision and to the issue of licenses to third parties and is fully compensated for by the Base Salary set out in §5B(1) of this Agreement. The Managing Director expressly waives all other rights due to him as holder of copyright or other intellectual property rights in the work output, in particular the right to be named or to access to the work.

§ 12B:  Place of Fulfilment.

(1)   Solely for purposes of Managing Director’s employment by Versant Germany under the provisions of this Part B, the place of fulfilment shall be the registered office of Versant Germany.

PART C:

Termination; Certain Defined Terms; Miscellaneous Terms

§1C:       Termination of Employment.

(1)   Employment.  This Agreement shall become effective when it is signed by each of Versant, Versant Germany and Witte.  Witte’s employment with Versant and Versant Germany under this Agreement shall thereafter continue in effect until Witte’s employment with Versant and Versant Germany is terminated as provided in this Agreement.

(2)   Termination Generally.  Subject to the terms of this Agreement, Witte’s employment by Versant and Versant Germany is and shall be “at will” and this Agreement and Witte’s employment by Versant and Versant Germany can be terminated, at any time, with or without Cause, by either (i) Versant and Versant Germany (only by both of them acting together) or (ii) Witte.

§2C:       Certain Definitions.  As used in this Agreement, the term:

(1)   affiliate” means, with respect to any person or entity, any entity or organization directly or indirectly controlling, controlled by, or under common control with such person or entity.  For purposes of this definition of “affiliate”, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (i) the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise, or (ii) the power to elect or appoint at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such person or entity.

(2)   “Cause” shall mean:  (a) any willful, material violation by Witte of any law or regulation applicable to the business of Versant or its subsidiaries or affiliates or any other misconduct by Witte which is materially injurious to Versant or any of its subsidiaries or affiliates; (b) Witte’s conviction for, or guilty plea to, a felony or a crime involving serious moral turpitude; (c) Witte’s commission of an act of personal dishonesty or fraud; (d) the continued failure or refusal of Witte, after warning from the Versant Board or a committee thereof, (i) to follow the lawful directions of the Versant Board or a committee thereof or the policies of Versant or any of its subsidiaries or affiliates or (ii) to perform Witte’s material duties as an employee or officer of Versant or a subsidiary or affiliate of Versant (including Versant Germany); (e)

Witte’s willful, material breach of his Invention Assignment and Confidentiality Agreement (as defined in §4A above) or any similar agreement with Versant or with Versant Germany or any Versant affiliate or subsidiary that is not susceptible to cure or that is not cured within ten (10) days after Employee is given notice of such breach by Versant; (f) Witte’s serious illness of more than six (6) months’ duration or disability; (g) a Voluntary Termination or any Termination for Good Reason by Witte of his employment with either Versant or Versant Germany, but not with both; and (h) any other grounds or circumstances constituting “important cause” (“wichtiger Grund”) under applicable German law.

(3)   “Change of Control” means the occurrence of any of the following events:  (i) the consummation of a merger or consolidation of Versant with or into any corporation or other entity, other than a merger or consolidation which would result in the voting securities of Versant outstanding immediately prior to the consummation of such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or of such surviving entity’s parent) more than fifty percent (50%) of the total voting power represented by the voting securities of Versant or of such surviving entity or its parent that are outstanding immediately after such merger or consolidation; (ii) the sale or other disposition of all or substantially all of Versant’s assets; or (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Versant possessing fifty percent (50%) or more of the total voting power represented by all Versant’s then outstanding voting securities.

(4)   “Qualified Termination for Good Reason” means a Termination for Good Reason that occurs within the twelve (12) month period immediately following the consummation of the first Change of Control (as defined above) occurring after the Effective Date of this Agreement.

(5)   “Termination for Cause” means an involuntary termination by Versant and Versant Germany of this Agreement and Witte’s employment with Versant and Versant Germany for Cause, where Versant and Versant Germany give Witte written notice that such termination is a Termination for Cause.

(6)   “Termination for Good Reason” means Witte’s resignation or other voluntary termination by Witte of Witte’s employment with Versant and Versant Germany with an effective date that is not later than sixty (60) days after the occurrence of a Good Reason Event (as defined below) and which is documented by Witte’s delivery to Versant within such sixty (60 day period, of written notice of such resignation or termination identifying the Good Reason Event(s) (as defined below) that are the basis for such resignation or termination and stating that such resignation or termination is a “Termination for Good Reason” due to such identified Good Reason Event(s) (such notice, a “Good Reason Notice”); provided that such a resignation or voluntary termination by Witte shall be a “Termination for Good Reason” only if Versant fails to cure the Good Reason Event(s) that are identified by Witte in such Good Reason Notice within thirty (30) days after Versant’s receipt of Witte’s Good Reason Notice.  “Good Reason Event” means the occurrence of any of the following events without Witte’s express written consent thereto:  (i) a material reduction of Witte’s duties, position or responsibilities relative to Witte’s duties, position or responsibilities with Versant in effect immediately prior to such reduction, unless Witte is provided with comparable duties, position and responsibilities; (ii) the reduction of Witte’s then current Base Salary from Versant Germany or Witte’s target incentive compensation from Versant and Versant Germany by ten percent (10%) or more (other than in connection with a general decrease in the base salary or target incentive compensation of other similarly situated executives of Versant or Versant Germany); or (iii) the relocation of Witte’s principal work location to a facility or a location that is more than thirty (30) miles from Witte’s then-current principal work location and which increases Witte’s commute from Witte’s residence by at least fifty (50) miles.  For the avoidance of doubt, neither a Termination for Cause, a Termination Without Cause, termination of Employee’s employment due to Employee’s death, nor any Voluntary Termination shall constitute a Termination for Good Reason or a Good Reason Event.

(7)   “Termination Without Cause” means an involuntary termination by Versant and Versant Germany of this Agreement and Witte’s employment with Versant and Versant Germany without Cause (other than due to Witte’s illness, death or disability) and without Witte’s consent or agreement.  For the avoidance of doubt, a Termination Without Cause does not include (i) any Termination for Cause, (ii) any Termination for Good Reason, (iii) any Voluntary Termination or (iv) any termination of Witte’s employment due to Witte’s death, illness or disability.

(8)   “Voluntary Termination” means any voluntary termination or resignation by Witte of his employment with Versant or his employment with Versant Germany (other than a termination or resignation due to Witte’s serious physical illness or disability), other than a Termination for Good Reason.

§ 3C:      Amendments.

Amendments to and revisions of this agreement including this clause must be in writing to be effective. It shall not be possible for the contracting parties to cite an actual exercise deviating from the Agreement for as long as such deviation has not been recorded in writing.

§ 4C:      Other Provisions.

1)     Shareholders Rights.  All declarations of intent by the Managing Director that affect this Agreement shall be addressed to the Shareholders’ Meeting.  All of the rights reserved to the Shareholders’ Meeting in this Agreement can be exercised by an advisory board, if any.

2)     Severability. If individual provisions of this Agreement should be or become invalid, this shall not affect the legal validity of the other provisions of this Agreement. The invalid provision shall be replaced by the legally admissible provision which comes closest to the economic intent of the invalid provision. The same applies in the event of any gaps in this Agreement.

3)     Governing Law.  Part A of this Agreement and all provisions hereof relating to Employee’s service or employment by Versant shall be governed by the internal laws of the State of California, USA without reference to any such laws regarding conflict of laws or choice of law (“Part A Governing Law”).  Part B of this Agreement and all provisions thereof relating to Managing Director’s service or employment by Versant Germany shall be governed by

German law without reference to any such laws regarding conflict of laws or choice of law (“Part B Governing Law”).  The provisions of Part C shall be governed by (i) Part A Governing Law to the extent such provisions of Part C are apply or relate to Part A hereof; and (ii) Part B Governing Law to the extent such provisions of Part C are apply or relate to Part B hereof.

4)     Execution in Counterparts.  This Agreement may be executed in counterpart signature pages.

5)     Entire Agreement; Prior Agreement Terminated.  Versant and Witte agree that, upon the Effective Date of this Agreement: (a) the Joint Employment Agreement and Managing Director Service Contract dated effective as of November 1, 2006 among Witte, Versant and Versant Germany (the Prior Agreement”), shall automatically terminate and cease to have any further force or effect and shall be entirely replaced and superseded by this Agreement; (b) Witte shall have no further rights under the Prior Agreement; and (c) the conditions of employment of Witte an officer and employee of Versant and Versant Germany shall be governed solely and exclusively by the provisions of this Agreement.

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[Signature Page to Follow]

In Witness Whereof, the undersigned parties have executed and delivered this Joint Employment Agreement and Managing Director Service Contract effective as of the Effective Date.

VERSANT CORPORATION (“Versant”)

By:	/s/ Jerry Wong

Name:	Jerry Wong

Title:	Chief Financial Officer

VERSANT GMBH (“Versant Germany”)

represented by its shareholder Versant Corporation

represented in turn by its Chief Financial Officer, Jerry Wong

September 9, 2009, Redwood City, California
(Date, place)

By:	/s/ Jerry Wong
Versant Corporation, by Jerry Wong its Chief Financial Officer)

EMPLOYEE / MANAGING DIRECTOR

September 9, 2009, Hamburg, Germany
(Date, place)

/s/ Jochen Witte
(Jochen Witte)

ANNEX 1

INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

EMPLOYEE INVENTION ASSIGNMENT AND
CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with VERSANT CORPORATION, a California corporation (the “Company”), I hereby represent to, and agree with the Company as follows:

1.             Purpose of Agreement.  I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights.  Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

2.             Disclosure of Inventions.  I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

3.             Work for Hire; Assignment of Inventions.  I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.  I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or actual or demonstrably anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company.  I agree to assign, and do hereby assign, the Assigned Inventions to the Company.  Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me prior to the date of this Agreement, which belong to me and which are not assigned to the Company (“Prior Inventions”).  If no such list is attached, I agree that it is because no such Prior Inventions exist.  I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

4.             Labor Code Section 2870 Notice.  I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION

EXCEPT FOR THOSE INVENTIONS THAT EITHER:  (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.  TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

5.             Assignment of Other Rights.  In addition to the foregoing assignment of Assigned Inventions to the Company, I agree to assign, and do hereby irrevocably transfer and assign, to the Company:  (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions.  I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company.  “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6.             Assistance.  I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries.  I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections.  My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance.  I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

7.             Proprietary Information.  I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”).  Such Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, and domain names.

8.             Confidentiality.  At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust.  I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company.  Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and, upon Company’s request, will execute a document confirming my agreement to honor my responsibilities contained in this Agreement.  I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information.

9.             No Breach of Prior Agreement.  I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party.  I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

10.           Efforts; Duty Not to Compete.  I understand that my employment with the Company requires my undivided attention and effort.  As a result, during my employment, I will not, without the Company’s express written consent, engage in any other employment or business that (i) directly competes with the current or future business of the Company; (ii) uses any Company information, equipment, supplies, facilities or materials; or (iii) otherwise conflicts with the Company’s business interest and causes a disruption of its operations.

11.           Notification.  I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

12.           Non-Solicitation of Employees/Consultants.  During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.

13.           Non-Solicitation of Suppliers/Customers.  During and after the termination of my employment with the Company, I will not directly or indirectly solicit or otherwise take away customers or suppliers of the Company if, in so doing, I use or disclose any trade secrets or proprietary or confidential information of the Company.  I agree that the non-public names and addresses of the Company’s customers and suppliers, and all other confidential information related to them, including their buying and selling habits and special needs, created or obtained by me during my employment, constitute trade secrets or proprietary or confidential information of the Company.

14.           Name & Likeness Rights.  I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

15.           Injunctive Relief.  I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

16.           Governing Law; Severability.  This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws.  If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto.  If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

17.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

18.           Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

19.           Amendment and Waivers.  This Agreement may be amended only by a written agreement executed by each of the parties hereto.  No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought.  Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns.  No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.  No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

20.           Successors and Assigns; Assignment.  Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.  The Company may assign any of its rights and obligations under this Agreement.  No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

21.           Further Assurances.  The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

22.           “At Will” Employment.  I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.  I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself.  I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company.  I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

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[Signature page follows]

23.          Effective Date of Agreement.  This Agreement shall be effective as of the first day of my employment by the Company, which is March 18, 2004.

VERSANT CORPORATION:		Employee:

By:
Signature

Name:	Jerry Wong	Jochen Witte
Name (Please Print)

Title:	Vice President, Finance

[Signature Page to Employee Invention Assignment and Confidentiality Agreement]

ANNEX 2

COMPETITORS

•      Pervasive Software

•      Progress Software

•      Objectivity

•      Gemstone

•      The database software divisions of the following companies:

•      Oracle Corporation

•      International Business Machines Corporation (IBM)

•      Microsoft Corporation